Exhibit 16.1
October 18, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
We have read the statements made pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K dated October 14, 2006, to be filed by BroadVision, Inc. on or about October 18, 2006 (copy attached). We agree with the statements concerning our firm in the first four paragraphs under Item 4.01(a) in such Form 8-K.
Very truly yours,
/s/ Stonefield Josephson, Inc.
Irvine, California